Exhibit 10.8

ZSCALER, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into as of the date last signed below (the “Effective Date”) by and between Zscaler, Inc. (the “Company”), and Jay Chaudhry (“Executive”).

WHEREAS, the Company moved the principal office of employment for Executive to Reno, Nevada on April 25, 2016 (the “Transfer Date”);

WHEREAS, the Executive entered into a verbal employment agreement (the “Verbal Employment Agreement”) with the Company on the Transfer Date; and

WHEREAS, the Company and Executive now desire to memorialize the Verbal Employment Agreement.

NOW THEREFORE, the Company and Executive enter into the following agreement, which expressly supersedes any and all prior agreements, written or verbal, formal or informal, between them with respect to the Executive’s relationship with the Company.

1. Duties and Scope of Employment.

(a) Position and Duties. Executive will continue serve as the Company’s Chief Executive Officer and Chairman of the Board of the Directors (the “Board”). The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b) Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment or consulting activity without the prior approval of the Board. Notwithstanding the foregoing, Executive may serve on other boards of directors or as an advisor to other entities, with the approval of the Board, or engage in religious, charitable or other community activities as long as such services, activities and/or entities are disclosed to the Board and, in the Board’s discretion, do not compete with or interfere with Executive’s performance of his duties to the Company or unreasonably detract from Executive’s devotion of Executive’s full business efforts and time to the Company. For purposes of clarity, the Company acknowledges Executive’s current activities with the following entities, which are specifically permitted, as set forth on Exhibit A (the “Permitted Activities”). In addition, the Company also acknowledges that it benefits the Company that Executive serve on the boards of directors (or equivalent governing body) of other entities by enhancing Executive’s overall knowledge of the business community and nothing in this Agreement will be deemed to restrict Executive from such board service, whether now existing or in the future and such activities will also be Permitted Activities hereunder; provided, that Executive will be required to notify the Company of any such boards on which he serves and, in connection with such service, Executive will be required to comply with his obligations set forth in the Confidential Agreement (as defined below).

(c) Location. It is expected that Executive will work in Reno, Nevada in Executive’s home office or the Company’s offices soon to be established in Reno, Nevada.

2. At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice by either the Executive or the Company. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company, or otherwise alter the at-will employment relationship.

3. Compensation.

(a) Base Salary. During the Employment Term, the Company will pay Executive an annual salary as compensation for his services (as the same may be adjusted from time to time, the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. Executive’s current Base Salary shall be $23,660 per annum.

(b) Discretionary Bonus. In addition, Executive will be eligible for discretionary bonuses, as determined by the Board or the Compensation Committee of the Board, as applicable.

4. Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5. Vacation. Executive will be entitled to vacation in accordance with the Company’s then current vacation policy.

6. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7. Termination of Employment. If Executive’s employment with the Company (or any parent or subsidiary or successor of the Company) for any reason, then (i) all vesting will terminate immediately with respect to Executive’s outstanding equity awards, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive be entitled to accrued but unpaid obligations.

8. Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Each payment under this Agreement shall constitute a separate payment for purposes of Section 409A.

9. Confidentiality Agreement. Executive has entered into the Company’s Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”). Executive continues to be bound by the terms thereof.

10. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

11. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Zscaler, Inc.

Attn: Board of Directors

110 Rose Orchard Way

San Jose, CA 95134

If to Executive:

12. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

13. Integration. This Agreement, together with the Confidentiality Agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

14. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

15. Indemnification of Executive. During Executive’s service as an officer and director of the Company, Executive will be provided coverage under the Company’s directors’ and officers’ liability insurance policy and the form of indemnification agreement as in effect for other officers and directors of the Company.

16. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this Agreement with and obtain advice from his personal legal, tax, accounting and other advisors, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement. Executive has relied solely on his personal advisors and not on any statements or representations of the Company. To the extent that any liability arises against Executive or the Company as a result of the legal, tax, accounting or other actions relating to this Agreement, Executive agrees to indemnify the Company for the amount of any such taxes, fines, fees or costs.

17. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

18. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

19. Governing Law. This Agreement will be governed by the laws of the State of Nevada (with the exception of its conflict of laws provisions).

20. Conflict Waiver. Each of the Parties to this Agreement understands that Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”) is serving as counsel to the Company in connection with the transactions contemplated hereby, and that discussion of such transactions with Executive could be construed to create a conflict of interest. By executing this Agreement, the Parties hereto acknowledge the potential conflict of interest and waive the right to claim any conflict of interest at a later date. Furthermore, by executing this Agreement, the Parties acknowledge that if a conflict of interest exists and any litigation arises between Executive and the Company, WSGR would represent the Company. Executive represents and warrants that he has had the opportunity to seek independent counsel in his review of this and all related agreements and that he is not relying on WSGR for any legal, tax or other advice relating to such agreements.

21. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year last signed below.

COMPANY:

ZSCALER, INC.

/s/ Greg Pappas	Date:	8/23/2017

EXECUTIVE:

/s/ Jay Chaudhry	Date:	8/23/2017
Jay Chaudhry

Exhibit A

Permitted Activities

None.